Exhibit 99.1

NEWS RELEASE
SECURITY FEDERAL CORPORATION ANNOUNCES SECOND QUARTER EARNINGS

Aiken, South Carolina (July 29, 2022) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings and financial results for the three and six months ended June 30, 2022.
Net income was $2.2 million, or $0.67 per common share, for the quarter ended June 30, 2022 compared to $2.9 million, or $0.90 per common share, for the same quarter last year. Year to date net income was $3.7 million, or $1.14 per common share, for the six months ended June 30, 2022 compared to $6.1 million, or $1.88 per common share, during the six months ended June 30, 2021. The decrease in net income was primarily due to the reduction of $1.6 million in loan loss reserves during the first six months of 2021 following significantly higher loan loss provisions during 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic. A decrease in gain on sale of loans and increase in non-interest expenses also contributed to lower net income during the six months ended June 30, 2022 when compared to the same period last year.
On May 24, 2022, Company entered into a Letter Agreement with the U.S. Department of Treasury under the Emergency Capital Investment Program (“ECIP”). Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions to provide loans, grants, and forbearance for small businesses, minority-owned businesses, and consumers, especially low-income and underserved communities, including counties with persistent poverty, that may be disproportionately impacted by the economic effect of the COVID-19 pandemic by providing direct and indirect capital investments in low- and moderate-income community financial institutions.
Pursuant to the Agreement, the Company agreed to issue and sell 82,949 shares of the Company’s Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP (the “Preferred Stock”) for an aggregate purchase price of $82.9 million in cash.

Second Quarter Financial Highlights
•	Net interest income increased $805,000, or 10.4%, to $8.5 million
•	Total non-interest income decreased $49,000, or 1.8%, to $2.6 million
•	Total non-interest expense increased $983,000, or 13.2%, to $8.4 million

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	6/30/2022	6/30/2021
Total interest income	$ 9,388	$ 8,717
Total interest expense	844	978
Net interest income	8,544	7,739
Reversal of provision for loan losses	-	(735)
Net interest income after reversal of provision for loan losses	8,544	8,474
Non-interest income	2,638	2,687
Non-interest expense	8,429	7,446
Income before income taxes	2,753	3,715
Provision for income taxes	589	791
Net income	$ 2,164	$ 2,924
Earnings per common share (basic)	$ 0.67	$ 0.90

Year to Date (Six Months) Comparative Financial Highlights
•	Net interest income increased $690,000, or 4.4%, to $16.4 million
•	Non-interest income decreased $220,000 or 4.0%, primarily due to a decrease in gain on sale of loans
•	Non-interest expense increased $2.0 million or 13.1% to $17.0 million for the first half of 2022 due to increases in all line items except depreciation and maintenance of equipment

	Year Ended
(Dollars in Thousands, except for Earnings per Share)	6/30/2022	6/30/2021
Total interest income	$ 18,087	$ 17,815
Total interest expense	1,638	2,056
Net interest income	16,449	15,759
Reversal of provision for loan losses	-	(1,605)
Net interest income after reversal of provision for loan losses	16,449	17,364
Non-interest income	5,241	5,461
Non-interest expense	17,023	15,056
Income before income taxes	4,667	7,769
Provision for income taxes	954	1,666
Net income	$ 3,713	$ 6,103
Earnings per common share (basic)	$ 1.14	$ 1.88

Credit Quality Highlights

•
The Bank recorded no provision for loan losses during the first six months of 2022 compared to a negative provision of $1.6 million during the first six months of 2021.  The negative provision during 2021 resulted from a reduction in qualitative adjustment factors due to the improvement in the economic and business conditions at both the national and regional levels as of June 30, 2021

•	Non-performing assets improved to $2.6 million at June 30, 2022 from $2.8 million at December 31, 2021 and from $3.2 million at June 30, 2021
•	Allowance for loan losses as a percentage of gross loans was 2.18% at June 30, 2022 compared to 2.19% at December 31, 2021 and 2.24% at June 30, 2021
	Quarter Ended		Six Months Ended
(Dollars in thousands)	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Reversal of loan loss provisions	$ -	$ (735)	$ -	$ (1,605)
Net recoveries	$ (69)	$ (212)	$ (111)	$ (186)

At Period End (dollars in thousands):	6/30/2022	12/31/2021	6/30/2021
Non-performing assets	$ 2,606	$ 2,813	$ 3,208
Non-performing assets to gross loans	0.51%	0.56%	0.63%
Allowance for loan losses	$ 11,198	$ 11,087	$ 11,424
Allowance to gross loans	2.18%	2.19%	2.24%

Balance Sheet Highlights and Capital Management
•	Total assets increased $100.9 million during the first half of 2022 to $1.4 billion at June 30, 2022.
•	Net loans receivable increased $3.5 million or 0.7% since the prior year end to $503.0 million.
•	Investment securities increased $33.2 million or 4.7% to $739.6 million at June 30, 2022.
•	Total deposits increased $33.7 million or 3.0% during the first six months of 2022 to $1.1 billion at June 30, 2022.
•	Book value per share decreased to $25.81 at June 30, 2022 from $35.51 at December 31, 2021 and $35.43 at June 30, 2021.

Dollars in thousands (except per share amounts)	6/30/2022	12/31/2021	6/30/2021
Total assets	$ 1,402,150	$ 1,301,214	$ 1,200,139
Cash and cash equivalents	78,873	27,623	13,147
Total loans receivable, net *	502,979	499,497	503,287
Investment and mortgage-backed securities	739,577	706,356	618,678
Deposits	1,149,682	1,115,963	994,355
Borrowings	77,500	61,940	80,032
Shareholders' equity	166,894	115,523	115,255
Book value per share	$ 25.81	$ 35.51	$ 35.43
Total risk based capital ratio (1)	19.41%	18.65%	20.24%
Common equity tier one ratio (1)	18.15%	17.39%	18.98%
Tier 1 leverage capital ratio (1)	10.01%	9.87%	9.83%
* Includes PPP loans of $552,000; $9.8 million and $58.9 million at 6/30/2022, 12/31/2021 and 6/30/2021, respectively.
(1)- Ratio is calculated using Bank only information and not consolidated information

Security Federal has 18 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open later this year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; interest rate fluctuations; economic conditions in the Company’s primary market area; including as a result of labor shortages and the effects of inflation, a potential recession, or slowed economic growth caused by increasing oil prices and supply chain disruptions;  demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.